UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10
             GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO
         SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Placer Del Mar, Ltd.
             (Exact name of registrant as specified in its charter)

           NEVADA                                                72-1600437
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

     302 Washington Street #351
           San Diego, CA                                         92103-4221
(Address of principal executive offices)                         (Zip Code)

                                 (775) 352-3839
               (Registrant's telephone number including area code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                             Name of each exchange on which
to be so registered                             each class is to be registered

        Securities to be registered pursuant to Section 12(g) of the Act:
                         Common Stock, $.001 par value
                                (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer [ ]                        Accelerated Filer [ ]

Non-accelerated filer [ ]                          Smaller reporting company [X]
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                                TABLE OF CONTENTS


ITEM 1.    BUSINESS.......................................................... 3

ITEM 1A.   RISK FACTORS......................................................13

ITEM 2.    FINANCIAL INFORMATION.............................................17

ITEM 3.    PROPERTIES........................................................20

ITEM 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....20

ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS..................................21

ITEM 6.    EXECUTIVE COMPENSATION............................................22

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
           DIRECTOR INDEPENDENCE ............................................24

ITEM 8.    LEGAL PROCEEDINGS.................................................25

ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY
           AND OTHER SHAREHOLDER MATTERS ....................................25

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES ..........................25

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED ..........26

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.........................26

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.......................29

ITEM 14.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
           AND FINANCIAL DISCLOSURE..........................................29

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS  ...............................29

EXHIBITS ....................................................................29

SIGNATURES...................................................................29

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ITEM 1. BUSINESS.

SUMMARY

Placer Del Mar, Ltd. was incorporated in Nevada on May 13, 2005 for the purpose of mining and mineral exploration. Placer Del Mar, Ltd. has a mineral rights revenue sharing agreement with Jorge Alberto Almarez of 157 Calle Federico, Rosarito B.C. Mexico. Our revenue sharing agreement grants us the right to free access and exploration of the property together with the right to file a mining claim on the property located 15 miles southeast of Playas del Rosarito, Baja California, Mexico. The Placer Del Mar mining claim was filed on April 24, 2006 with the Mexican government. From the dates of June, 6th 2005 through April, 24th 2006, Placer Del Mar owned an option which granted Placer the right to exercise a mining claim on the Almarez property. On April 24th 2006 Placer Del Mar exercised its option according to the terms of the option agreement. The terms of the option agreement were: $2,000 was paid to Mr. Almarez for the option, and Placer was to pay Almarez 10% net smelter returns royalty for any mineralization found on the property. On April 24th, 2006 Placer Del Mar entered into a new agreement with Almarez, which granted full ownership of the mineral rights located on the Almarez property to Placer Del Mar subject to a 1 % net smelter returns royalty reserved in favor of Mr. Almarez for any and all minerals extracted by Placer from the property. Almarez continues to own the land. Placer Del Mar owns any possible mineralization on the land or beneath the surface subject to the royalty for Almarez. The principal executive offices of Placer Del Mar, Ltd. is located at 302 Washington Street #351, San Diego, CA 92103. The telephone number is (775) 352-3839.

We are an exploration stage company with no revenues. There is no assurance that a commercially viable mineral deposit exists on our property and further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Since inception through June 30, 2010 we received funding of $34,200 through the sale of common stock. Mr. Bravo, an officer and director, purchased 1,000,000 shares of our common stock at $0.01 per share for cash of $10,000 and he received 100,000 shares of the company's common stock valued at $10,000 ($0.10 per share) in exchange for filing a mineral claim on the company's behalf. We offered and sold 420,000 common stock shares at $0.01 per share for cash of $4,200 to 42 non-affiliated private investors. We offered and sold 200,000 common stock shares at $0.10 per share for cash of $20,000 to 4 non-affiliated private investors.

Our audited and reviewed financial statements from inception (May 13, 2005) through June 30, 2010 report a cash balance of $1,292, no revenues and a net loss of $111,808. Our independent auditors have issued an audit opinion for Placer Del Mar which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

On July 20, 2007 our Registration Statement on Form SB-2 was declared effective. On October 3, 2008 our stock was quoted on the OTC Bulletin Board under the symbol PDMT. On May 20, 2009 the company filed Form 15, Notice of Suspension of Duty to File Reports.

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DESCRIPTION OF BUSINESS

On September 27, 2006 we began Phase One of our exploration program of the Placer Del Mar claim. Prior to beginning Phase One of our exploration program, we retained 3 GEO Geological Services, a professional geological firm, to complete an initial review of the claim and to provide us with a geological report respecting the claim that included exploration recommendations. Our president filed a mineral claim with the Mexican government on April 24, 2006 on behalf of the company.

In May 2009 we experienced a reduction in available cash and determined it was in the best interests to put our exploration program that we began in September 2006 on hold. In April 2010 we reactivated our program and have commenced trenching activities. Phase One will require approximately another twenty four months to complete. Once Phase One is completed, the company's geologist has verbally assured us his firm will be ready to conduct geological and geophysical studies will be conducted on the claim at an estimated cost of $1,890 per month for a total cost of $17,000. A senior geologist will conduct the studies at a cost of $450 per month for a total cost of $4,000. The cost for assays is $450 per month for a total cost of $4,000. The total estimated costs of $100,000 for Phase One includes $2,000 for a geological study and $70,000 to $80,000 for ongoing trenching. We believe our current cash balance of $1,292, plus loans from our director, will be sufficient to fund completion of Phase One. Mr. Bravo has provided us with a written agreement to loan the company sufficient funds to continue the company's business plan Phase One exploration costs, offering costs, filing fees, and correspondence with our shareholders in an amount of up to $6,000 per month for the next twelve months.

If economically viable minerals are discovered in Phase One, we intend to initiate Phase Two of our plan during the second quarter of 2012. Initial costs for our Phase Two plan are as follows; mechanical trenching $12,500 per month for four months for a total cost of $50,000, drilling costs of $12,500 per month for a total cost of $50,000, fuel costs of $2,500 totaling $10,000, waste removal costs of $1,000 per month totaling $4,000, labor costs of $5,000 per month for four months totaling $20,000, and a onetime cost of $25,000 for mining permits. We have not yet applied for mining permits. We intend to apply for mining permits upon discovery of economically viable minerals. The estimated time to complete the application process and obtain permits for mining is thirty days. Total cost for Phase Two of our program is $159,000. We will require additional funding in order to proceed with the excavation of any minerals and any subsequent recommended work on the claim. As of this date we have not identified a source for this additional funding. If we are not successful in the discovery of minerals our operations will cease and investors will likely lose their money.

GENERAL INFORMATION

LOCATION AND ACCESS

Our mineral claim to which we have the right of free access and exploration, as well as the sole and exclusive right to establish mineral claims upon, subject to a Net Smelter Royalty Return of 1% in favor of Mr. Almarez, payable annually, is the mineral claim known as the Placer Del Mar claim. The Placer Del Mar claim, consisting of a total surface area of approximately 46.2 acres, is

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located 15 miles southeast of Playas del Rosarito, Baja California, Mexico. The
claim is located 1.5 miles east of Highway 1 on a paved road accessible by a regular vehicle.

REQUIREMENTS OR CONDITION FOR RETENTION OF TITLE

Mining regulations in Mexico consist of the following items; registration with General Director of Mines and the Tax Administration Service (SHCP), initiate a geological mining investigation to determine the potential resource within the prospective land, define the surface area of the mining request, pay the mining tariff which is determined by the size of the claim, and receive the permit for the Mining Concession issued by the General Director of mines. The mining tariff to maintain our claim is $200 (U.S.) per year paid in four quarterly payments of $50 (U.S.). The tariff is paid to the Mexican federal government. We are current in our payments; the next payment is due in November 2010. We anticipate the total cost of permits to be approximately $25,000. Mining permits last for a period of six years.

PRESENT CONDITION OF THE PROPERTY

There has been no previous work on the property. There is not a mining plant nor is there any mining equipment currently located on the property. Electric power and water are available on the property.

CURRENT STATE OF EXPLORATION ON THE PROPERTY

Currently the property is without any known reserves and the proposed program is exploratory in nature. We are continuing our first phase, Phase One of our exploration program consists of geologic surveying, mapping and analytical assays. The future cost of exploration work on the property is disclosed in detail in the Plan of Operation section of this prospectus.

TOTAL COST OF OUR PROPERTY TO DATE AND PLANNED FUTURE COSTS

On June 6th, 2005 we entered into a Mineral Property Agreement (the "Agreement") with Jorge Alberto Almarez of 157 Calle Federico, Rosarito B.C. Mexico. On April 24, 2006 that agreement was superseded by a new agreement titled Mineral Rights Revenue Sharing Agreement. The new agreement grants us the right to free access and exploration of the property together with the sole and exclusive right to establish mineral claims on the property, subject to a 1% net smelter returns royalty reserved in favor Mr. Almarez. In order to keep the rights granted in good standing we paid Mr. Almarez $2,000. In addition we will pay Mr. Almarez the net smelter returns royalty annually during the term of the agreement. The term of the agreement shall be for a period of 30 years from the signing date of the agreement, renewable upon the anniversary date of the agreement for an additional 30 year period at the sole discretion of Placer for a one-time payment of $100,000. Owning the claim only provides us with the right to explore for and extract minerals. A net smelter returns royalty is the percentage of money that the royalty holder would receive from the sale of minerals from the claim to a smelter, less refining charges, ore treatment charges, penalties and transportation costs. The Agreement also provides that if we are in default of the payments noted above, Mr. Almarez can terminate the Agreement after providing 30 days written notice of the default. Mr. Almarez has no relationship or affiliation with the company or its management. Mr. Almarez has not granted his interests in mining claims to other companies.

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In May 2009 we experienced a reduction in available cash and determined it was in the best interests to put our exploration program that we began in September 2006 on hold. In April 2010 we reactivated our program and have commenced trenching activities. We anticipate that the Phase One program, including ongoing trenching, will cost approximately $100,000, which will be paid from cash on hand and loans from our director. We believe our current cash balance of $1,292 plus loans from Mr. Bravo will provide sufficient funding for completion of Phase One. In addition to our existing cash, Mr. Bravo has provided us with a written agreement to loan the company sufficient funds to continue the company's business plan Phase One exploration costs, offering costs, filing fees, and correspondence with our shareholders in the estimated amount of $3,000 to $6,000 per month. In the event Mr. Bravo does not provide such funding the business will likely fail, cease operations, and investors will likely lose their money. Phase Two of our exploration is contingent upon the discovery of sufficient mineralization to continue. If we are not successful in the discovery of minerals our operations will cease and investors will likely lose their money.

The above program cost estimates were provided to us by 3 GEO Geological Services who prepared the preliminary geology report respecting the Placer Del Mar claim. Results gained from the program intend to lead to a better understanding of the location of, and controls of, any potential mineralization. As of the date of this filing, we have begun Phase One of our business plan exploration program on the Placer Del Mar claim and have not discovered any minerals.

The Phase Two exploration program is contingent upon the discovery of economically viable minerals during the Phase One program, and our ability to raise additional funds to cover the costs. As of this date we have not identified a source for this additional funding. If economically viable mineralization is found during Phase One of our program, then we will proceed to Phase Two of our plan. The board of directors will decide if the company should proceed to Phase Two of our program. Management has no technical expertise in mining to make this determination and will rely upon results from geological studies to make this decision. In Phase Two we intend to do an initial examination of the underground characteristics of any potential vein structure or mineral deposit that was identified in Phase One. Phase Two is aimed at identifying any mineral deposits of potential economic importance. The methods we intend to use during Phase Two are: more extensive trenching, more advanced geophysical study of the claim, and possible diamond drilling of sample holes within our claim.

Trenching identifies the continuity and extent of the mineralization, if any, below the surface. Trenching involves the utilization of a variety of digging methods, from using a simple pick and shovel to use of a backhoe service or a bulldozer to dig in areas our geologist recommends on our claim. Trenches can be any length the geologist recommends, with estimated backhoe trenches on our claim to be approximately two feet wide, by up to a maximum of ten feet deep, in grids from twenty feet to fifty feet long. Surface assays from trenching will be used by our geologist to locate areas on our claim that may be suitable for more extensive exploration, including drilling and excavation. Ore veins may run along or near the surface of our claim, and trenching is used to discover those veins. Our geologist will assay the trenches, study any geological formations and develop a more detailed exploration plan from the information obtained from the trenches.

Diamond drilling involves utilization of a drilling operator to drill vertical shafts into the ground of various depths and widths for the purpose of extracting core mineral samples. Our geologist may recommend drilling if

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trenching indicates sufficient mineral content. Drilling procedures vary by each claim and these procedures are only warranted when the geologist recommends it due to the high costs. The drilling process involves drilling numerous sample holes of depths that are determined by a geologist. Drilling is used to define and locating deeper mineral deposits. Holes are analyzed for mineral content at all depths of each sample hole. It requires vertical drilling equipment to drill to various depths to extract core mineral samples. Diamond drilling and further geophysical work will give the company a greater understanding of the location and extent, if any, of mineralization at depths that are unreachable by surface observations, excavations, and provides a target for more extensive trenching and core drilling. At this time, we cannot speculate or estimate whether we will find sufficient mineralization that justifies the drilling costs, and we cannot estimate the costs of such drilling. Only after a thorough analysis of the data collected in Phase Two, we will decide if the claim warrants continued exploration.

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                          [MAP SHOWING SITE LOCATION]





                                       8
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                       [MAP SHOWING GENERAL SITE LOCATION]





                                       9
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ROCK FORMATION AND MINERALIZATION

The area between Sierra de San Felipe and Sierra Las Pietas conforms a wide valley limited by the mountains of the same name into the denominated Gulf Extensional Province, which is limited to the west by the Gulf Main Escarpment, characterized by the steep topographic relief of the Sierra de Juarez and San Pedro Martir, and by the Gulf of California to the east.

From the geologic-structural point of view this zone lies between two structural segments, the Valle de San Felipe-Valle Chico segment on the south side and the accommodation zone of Sierra Las Tinajas-Sierra Pinta.

The south limit, in the San Felipe area, is composed of three main rock types:

     1)   Prebatholitic metamorphic and metasedimentary rocks.
     2)   Plutonic batholitic rocks
     3)   Volcanic and sedimentary post batholitic rocks

The batholitic rocks are composed of granitic non-differentiated, granodiorite, and quartz diorite rocks, that conform the base over which Cenozoic sediment and volcanic rocks were deposited.

The northern limit of the area, Sierra Las Pietas, is conformed by volcanic rocks consisting of basalts, rhyolite, andesite, and tuffs resting over a metamorphic base, with a folding and faulting pattern indicating the existence of a synclinal basin.

An important characteristic is the mineralization in these rocks. They are altered by solution to perlite, geodes, chalcedony, and jasper; and the mineral alteration has given result to quartz, calcite, galena, malaquite, and native gold in hematite and limonite between other minerals.

CONCLUSIONS

The geological setting of the northern Baja California state are prospective for economically important mineral deposits, mainly gold, tungsten, perlite, sulfides, titanium, and silver. The discussion contained herein describes only the available data, and further research is needed to examine specific sites with the highest potential.

COMPETITION AND COMPETITIVE POSITION

The metals mining industry is highly fragmented. We will be competing with many other exploration companies looking for titanium, gold, copper, nickel and platinum-group metals and other minerals. We are among the smallest exploration companies in existence and are an infinitely small participant in the exploration business which is the foundation of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claim. Readily available commodities markets exist in Mexico and around the world for the sale of ores and other minerals. Therefore, we will likely be able to sell any ores or other minerals that we are able to recover.

                                       10
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BANKRUPTCY OR SIMILAR PROCEEDINGS

There has been no bankruptcy, receivership or similar proceedings.

REORGANIZATIONS, PURCHASE OR SALE OF ASSETS

There have been no material reclassifications, mergers, consolidations, or purchase or sale of a significant amount of assets not in the ordinary course of business.

COMPLIANCE WITH GOVERNMENT REGULATION

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Mexico generally, and in Baja California specifically. We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. As part of the permit application process needed to begin mining and mineral extraction, we will be required to follow the national environmental laws of the National Institute of Ecology, a Federal government agency. An environmental application will need to be filed with the Ministry of Public Mining Registry in Mexico City, which enforces Federal environmental laws for the mining industry. We will petition the Ministry for an environmental operating license by describing our mining facility and its potential impact on the environment. We will be required to file environmental reports every two years, with estimated costs of $5,000 for each two year period, with the Ministry of Public Mining Registry in Mexico City. Other than the environmental report costs, the total costs are not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered. If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include: - Water discharge will have to meet water standards; - Dust generation will have to be minimal or otherwise re-mediated; - Dumping of material on the surface will have to be re-contoured and re-vegetated; - An assessment of all material to be left on the surface will need to be environmentally benign; - Ground water will have to be monitored for any potential contaminants; - The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and - There will have to be an impact report of the work on the local fauna and flora. Because there will not be any significant physical disturbance to the Placer Del Mar claim, we will only incur costs in complying with environmental laws after the first two phases of exploration on the claim, when actual mining would begin.

Mining regulations in Mexico consist of the following items; registration with General Director of Mines and the Tax Administration Service (SHCP), initiate a geological mining investigation to determine the potential resource within the prospective land, define the surface area of the of the mining request, pay the mining tariff which is determined by the size of the claim, and receive the

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permit for the Mining Concession issued by the General Director of mines. The mining tariff to maintain our claim is $200 (U.S.) per year paid in four quarterly payments of $50 (U.S.). The tariff is paid to the Mexican federal government. We are current in our payments. Mining permits require approximately 60 days to be obtained after filing with the Mexican Government. We anticipate the cost of all mining and environmental permits to be approximately $25,000. Mining permits last for a period of six years.

We plan to achieve all of our business plan goals, however, there is no guarantee we will be successful in implementing our business plan.

STATUS OF ANY PUBLICLY ANNOUNCED  NEW PRODUCTS OR SERVICES

Placer Del Mar has no new product or service planned or announced to the public.

SUPPLIERS AND SOURCES OF RAW MATERIALS

We have no principal suppliers or sources for raw materials.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

Placer Del Mar will not depend on any one or a few major customers.

PATENTS, TRADEMARKS, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS, OR LABOR CONTRACTS

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will continue to assess the need for any on an ongoing basis.

On June 6th, 2005 we entered into a Mineral Property Agreement (the "Agreement") with Jorge Alberto Almarez of 157 Calle Federico, Rosarito B.C. Mexico. On April 24, 2006 that agreement was superseded by a new agreement titled Mineral Rights Revenue Sharing Agreement. The new agreement grants us the right to free access and exploration of the property together with the sole and exclusive right to establish mineral claims on the property, subject to a 1% net smelter returns royalty reserved in favor Mr. Almarez. In order to keep the rights granted in good standing we paid Mr. Almarez $2,000. In addition we will pay Mr. Almarez the net smelter returns royalty annually during the term of the agreement. The term of the agreement shall be for a period of 30 years from the signing date of the agreement, renewable upon the anniversary date of the agreement for an additional 30 year period at the sole discretion of [Placer] for a one-time payment of $100,000. Owning the claim only provides us with the right to explore for and extract minerals. A net smelter returns royalty is the percentage of money that the royalty holder would receive from the sale of minerals from the claim to a smelter, less refining charges, ore treatment charges, penalties and transportation costs. The Agreement also provides that if we are in default of the payments noted above, Mr. Almarez can terminate the Agreement after providing 30 days written notice of the default.

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NEED FOR GOVERNMENT APPROVAL FOR ITS PRODUCTS OR SERVICES

Placer Del Mar is not required to apply for or have any government approval for its products or services.

RESEARCH AND DEVELOPMENT COSTS DURING THE LAST TWO YEARS

Placer Del Mar has not expended funds for research and development costs since inception.

NUMBER OF EMPLOYEES

Placer Del Mar's only current employee is Mr. Bravo, its officer, who will devote as much time as the board of directors determines is necessary to manage the affairs of the company.

REPORTS TO SECURITIES HOLDERS

We provide an annual report that includes audited financial information to our shareholders. We make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a small business issuer under the Securities Exchange Act of 1934. We are subject to disclosure filing requirements, including filing Form 10-K annually and Form 10-Q quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

ITEM 1A. RISK FACTORS.

Investors in Placer Del Mar, Ltd. should carefully consider the following material risk factors associated with our plans and product:

WE ARE AN EXPLORATION STAGE COMPANY IN OUR FIRST PHASE OF OUR EXPLORATION ACTIVITIES ON OUR CLAIM, WHICH WE ESTIMATE MAY TAKE UP TO THIRTY SIX MONTHS TO COMPLETE. WE EXPECT TO INCUR OPERATING LOSSES FOR THE FORESEEABLE FUTURE.

     We were incorporated on May 13, 2005. We have only a limited operating history upon which an evaluation of our future prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants into the competitive mining industry. The mining business is, by nature, extremely speculative. Our ability to achieve and maintain profitability and generate a positive cash flow is highly dependent upon a number of factors, including our ability to locate profitable minerals on our property, successfully extract them and generate revenues, while reducing exploration costs. We expect to incur

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     significant operating losses in future periods as we incur significant expenses associated with research, assessment and exploration of our mineral property. We cannot guarantee that we will be successful in realizing revenues or achieving or sustaining positive cash flow and if we are unsuccessful in addressing these risks, our business will most likely fail.

WE ARE INVOLVED IN THE FIRST PHASE OF OUR EXPLORATION ACTIVITIES BY HAVING OUR PROPERTY EXAMINED IN THE FIELD BY A PROFESSIONAL GEOLOGIST OR MINING ENGINEER, THERE IS THE RISK THAT OUR PROPERTY DOES NOT CONTAIN ANY ORE RESERVES, WHICH COULD LEAD TO A TOTAL LOSS OF ANY INVESTMENT IN OUR SECURITIES.

     We do not claim any known ore reserves on our properties. We are speculating that minerals may be found on our property, but there can be no guarantee they will be found or that if found, we can successfully extract or market the minerals. If the Placer Del Mar claim does not contain any reserves, the funds that we sp end on exploration will be lost. As well, problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and our stockholders could lose any investment they make in our company's securities.

BECAUSE WE ARE INVOLVED IN THE FIRST PHASE OF OUR EXPLORATION ACTIVITIES WITH THE SURVEY OF THE PLACER DEL MAR CLAIM, WE MAY DISCOVER MINERALIZATION ON THE CLAIM THAT IS NOT WITHIN OUR CLAIM BOUNDARIES AND THEREFORE, CANNOT BE EXTRACTED.

     While we have conducted a title search to confirm that Mr. Jorge Alberto Almarez is the registered owner of the property and that there are no competing claims on the property, this should not be construed as a guarantee of claim boundaries. Until the claim is surveyed, the precise location of the boundaries of the claim may be in doubt. If we discover mineralization that is close to the estimated claim boundaries, it is possible that some or all of this mineralization may occur outside surveyed boundaries. In such a case, we would not have the right to extract these minerals.

BECAUSE OF THE INHERENT DANGERS INVOLVED IN MINERAL EXPLORATION, THERE IS A RISK THAT WE MAY INCUR LIABILITY OR DAMAGES AS WE CONDUCT OUR BUSINESS.

     The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities would have a material adverse effect on our financial position, possibly causing the business to fail.

MR. BRAVO, THE SOLE OFFICER AND A DIRECTOR OF THE COMPANY, CURRENTLY DEVOTES APPROXIMATELY 20 - 25 HOURS PER WEEK TO COMPANY MATTERS. THE COMPANY'S NEEDS COULD EXCEED THE AMOUNT OF TIME OR LEVEL OF EXPERIENCE HE MAY HAVE. THIS COULD RESULT IN HIS INABILITY TO PROPERLY MANAGE COMPANY AFFAIRS, RESULTING IN OUR REMAINING A START-UP COMPANY WITH NO REVENUES OR PROFITS.

     Our business plan does not provide for the hiring of any additional employees until revenues will support the expense. Until that time the responsibility of developing the company's business, initiating the exploration program and fulfilling the reporting requirements of a public company all fall upon Mr. Bravo. While he has business experience including management and accounting, he has had no experience serving in a public company setting, including serving as a principal accounting officer or principal financial officer. Our president, Mr. Humberto Bravo, is currently retired, but has agreed to devote full time services to Placer Del Mar after we attain a sufficient level of revenue and are able to provide officers' salaries. In the event he is unable to fulfill any aspect of his duties to the company we may experience a shortfall or complete lack of revenues, possibly resulting in our shareholders losing all of their investment funds.

OUR CONTINUED EXISTENCE AND FUTURE PROFITABILITY IS HIGHLY DEPENDENT UPON THE PRICE OF PRECIOUS METALS AND ORES. ANY SUBSTANTIAL DROP IN THESE MARKET PRICES COULD RESULT IN A LOSS OF REVENUES TO US, THEREBY REDUCING THE VALUE OF ANY SECURITIES HELD BY OUR STOCKHOLDERS.

     The economic viability of our minerals exploration program will be highly dependent on, among many other factors, political issues and general economic conditions. During periods of economic downturn or slow economic growth, coupled with eroding consumer confidence or rising inflation, the price and/or sale of precious metals could be severely impacted. Such factors would likely have an immediate effect on our business operations and/or profitability. Currently, mineral values have been rising over the last few years, however, there is no guarantee this trend will continue. It may be difficult to conduct operations profitably in the mining industry in the future if mineral prices drop substantially.

IF WE BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION OR OTHER LEGAL UNCERTAINTIES, IT COULD INCREASE OUR COSTS OF DOING BUSINESS AND PREVENT US FROM EXPLORING FOR ORE DEPOSITS.

     There are several governmental regulations that materially restrict mineral claims exploration and development. Under Mexican mining law, to engage in certain types of exploration will require work permits, the posting of bonds, and the performance of remediation work for any physical disturbance to the land. While these current laws will not affect our current exploration plans, if we proceed to commence drilling operations on the Placer Del Mar claim, we will incur modest regulatory compliance costs. In addition, the legal and regulatory environment that pertains to the exploration of ore is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from exploring for ore deposits. The growth of demand for ore may also be significantly slowed. This could delay growth in potential demand for and limit our ability to generate revenues. In addition to new laws and regulations being adopted, existing laws may be applied to mining that have not as yet been applied. These new laws may increase our cost of doing business with the result that our financial condition and operating results may be harmed.

SUPPLIES AND EQUIPMENT WE WILL NEED FOR CONTINUED EXPLORATION MAY NOT ALWAYS BE AVAILABLE, WHICH COULD DELAY OUR PLANS AND POSSIBLE REVENUES.

     Competition and unforeseen limited sources of supplies we may need for our exploration programs could result in occasional spot shortages of supplies of certain products, equipment or materials. We cannot guarantee we will be able to obtain certain products, equipment and/or materials which we require, without interruption, as and when needed, or on terms favorable to us. Any such unavailability could result in the delay of our exploration programs and any possible resulting revenues.

WE ARE DEPENDENT ON ADDITIONAL FINANCING, WHICH MAY BE UNAVAILABLE TO US OR, IF AVAILABLE, MAY CAUSE DILUTION TO THE SHAREHOLDERS.

     While we have sufficient funds to conduct initial exploration on the claim, we will require additional financing in order to determine whether the claim contains sufficient economic mineralization and to cover our anticipated administrative costs. We will also require additional financing if the costs of the exploration of the Placer Del Mar claim are greater than anticipated. Even after completing all proposed exploration, we will not know if we have a commercially viable mineral deposit. We will require additional financing to sustain our business if we are not successful in earning revenues once exploration is complete. We do not currently have any arrangements for financing and may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including the market price for the minerals, investor acceptance of our claim and general market conditions. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. The only other anticipated alternative for the financing of further exploration would be advances from related parties and joint venture or sale of a partial interest in the Placer Del Mar claim to a third party in exchange for cash or exploration expenditures, which is not presently contemplated. Without funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our shareholders may lose part or all of their investment.

OUR FINANCIAL STATUS CREATES A DOUBT WHETHER WE WILL CONTINUE AS A GOING CONCERN. OUR INDEPENDENT AUDITORS HAVE ISSUED AN AUDIT OPINION FOR PLACER DEL MAR WHICH INCLUDES A STATEMENT DESCRIBING OUR GOING CONCERN STATUS. IF OUR BUSINESS PLAN FOR THE FUTURE IS NOT SUCCESSFUL, INVESTORS WILL LIKELY LOSE ALL OF THEIR INVESTMENT IN OUR STOCK.

     As described in Note 3 of our accompanying financial statements, our losses to date and our lack of any guaranteed sources of future capital create substantial doubt as to our ability to continue as a going concern. If our business plan does not work, we could remain as a start-up company with no revenues, or profits.

WE WILL INCUR ONGOING COSTS AND EXPENSES FOR SEC REPORTING AND COMPLIANCE, WITHOUT REVENUE WE MAY NOT BE ABLE TO REMAIN IN COMPLIANCE, MAKING IT DIFFICULT FOR OUR SHAREHOLDERS TO SELL THEIR SHARES, IF AT ALL.

     In order for us to remain in compliance with SEC reporting requirements we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for our shareholder to sell their shares.

MR. BRAVO BENEFICIALLY OWNS 64% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK. IF HE CHOOSES TO SELL HIS SHARES IN THE FUTURE, IT MIGHT HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR STOCK.

     Though our officer is subject to the restrictions of Rule 144 under the Securities Act of 1933, due to the controlling amount of his share ownership in our company, if he decides to sell his shares in the public market, the market price of our stock could decrease and all shareholders suffer a dilution of the value of their stock.

DUE TO MR. BRAVO'S BENEFICIAL SHARE OWNERSHIP HE WILL CONTROL AND MAKE CORPORATE DECISIONS THAT MAY DIFFER FROM THOSE THAT MIGHT BE MADE BY THE OTHER SHAREHOLDERS.

     Due to the controlling amount of his share ownership in our company, Mr. Bravo will have a significant influence in determining the outcome of all corporate transactions, including the power to prevent or cause a change in control. His interests may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

ITEM 2. FINANCIAL INFORMATION.

RESULTS OF OPERATIONS

We are an exploration stage company, have generated no revenues and have incurred $111,808 in expenses from inception through June 30, 2010.

The following table provides selected financial data about our company for the years ended June 30, 2010 and 2009.

           Balance Sheet Data:           6/30/2010          6/30/2009
           -------------------           ---------          ---------

           Cash                          $  1,292           $     38
           Total assets                  $  1,292           $     38
           Total liabilities             $ 68,900           $ 57,000
           Shareholders' equity          $(67,608)          $(59,962)

During the year ended June 30, 2010 we incurred $1,646 in general and administrative expenses and $9,000 in exploration costs. For the year ended June 30, 2009 we incurred $24,649 in general and administrative expenses.

Our auditors have expressed the opinion that in our current state, there is substantial doubt about our ability to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

Our cash in the bank at June 30, 2010 was $1,292. There was no cash provided by financing activities for the period ended June 30, 2010. Cash provided by financing since inception was $10,000 from the sale of shares to our officer and $24,200 resulting from the sale of our common stock to 46 independent investors.

We believe our existing cash balance plus loans from our director will be sufficient to fund our operations for the next twelve months during our exploration stage. In addition to our existing cash, Mr. Bravo has provided us with a written agreement to loan the company sufficient funds to continue the company's business plan Phase One exploration costs, offering costs, filing fees, and correspondence with our shareholders in an amount of up to $6,000 per month for the next twelve months. The total amount of the loan now stands at $59,300. In the event he does not provide such funding business will likely fail, cease operations, and investors will likely lose their money.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

BUSINESS OPERATIONS OVERVIEW

On June 6th, 2005 we entered into a Mineral Property Agreement (the "Agreement") with Jorge Alberto Almarez of 157 Calle Federico, Rosarito B.C. Mexico. On April 24, 2006 that agreement was superseded by a new agreement titled Mineral Rights Revenue Sharing Agreement. The new agreement grants us the right to free access and exploration of the property together with the sole and exclusive right to establish mineral claims on the property, subject to a 1% net smelter returns royalty reserved in favor Mr. Almarez. In order to keep the rights granted in good standing we paid Mr. Almarez $2,000. In addition we will pay Mr. Almarez the 1% net smelter returns royalty annually during the term of the agreement. The term of the agreement shall be for a period of 30 years from the signing date of the agreement, renewable upon the anniversary date of the agreement for an additional 30 year period at the sole discretion of Placer for a one-time payment of $100,000. Owning the claim only provides us with the right to explore for and extract minerals. A net smelter returns royalty is the percentage of money that the royalty holder would receive from the sale of minerals from the claim to a smelter, less refining charges, ore treatment charges, penalties and transportation costs. The Agreement also provides that if we are in default of the payments noted above, Mr. Almarez can terminate the Agreement after providing 30 days written notice of the default.

To date we have hired a third party geologist (3 GEO Geological Services) to prepare a preliminary geology report on the area in which the claim is located and our president filed a mineral claim with the Mexican government on April 24, 2006 on behalf of the company, and continue Phase One of our exploration program we started on September 27, 2006.

Further exploration is required to determine the economic and legal feasibility of the Placer Del Mar claim. Our exploration goal is to find exploitable minerals on our claim. Our success depends on achieving that goal. There is the likelihood of our mineral claim containing little or no economic mineralization or reserves of titanium and other minerals. There is the possibility that the Placer Del Mar claim does not contain any reserves and the funds spent on exploration will be lost. We must complete a survey of the mineral claim in order to ensure that any potential mineralization is within the claim boundaries. There can be no assurance that any mineral deposits or reserves, exist on the Placer Del Mar claim. If we complete both phases of our mineral exploration plan, and we successfully identify a mineral deposit, we will still need to spend substantial funds on drilling and engineering studies prior to knowing if our claim is commercially viable. If the company is unable to fund its activities identified in the Phase One then its operations will cease, the business will fail, and investors will likely lose their money.

In May 2009 we experienced a reduction in available cash and determined it was in the best interests to put our exploration program that we began in September 2006 on hold. In April 2010 we reactivated our program and have commenced trenching activities. We believe we will be able to complete Phase One of the exploration on the Placer Del Mar claim within the next twenty four months. Phase One will consist of geologic surveying, mapping and analytical assays. We anticipate that Phase One, including ongoing trenching, will cost approximately $100,000. Phase One cost estimates were provided to us by 3 GEO Geological Services who prepared the preliminary geological report respecting the Placer Del Mar claim.

On September 27, 2006 we began Phase One of our exploration program of the Placer Del Mar claim. Prior to beginning Phase One of our exploration program, we retained 3 GEO Geological Services, a professional geological firm, to complete an initial review of the claim and to provide us with a geological report respecting the claim that included exploration recommendations. For these services, we paid 3 GEO Geological Services $2,000. Our president filed a mineral claim with the Mexican government on April 24, 2006 on behalf of the company.

PHASE ONE

We are continuing Phase One of our exploration program we began on September 27, 2006 on the Placer Del Mar mineral claim. Phase One will require approximately another twenty four months to complete. Once Phase One is completed, the company's geologist has verbally assured us his firm will be ready to conduct geological and geophysical studies will be conducted on the claim at an estimated cost of $1,890 per month for a total cost of $17,000. A senior geologist will conduct the studies at a cost of $450 per month for a total cost of $4,000. The cost for assays is $450 per month for a total cost of $4,000. Total estimated costs for Phase One including the $2,000 a geological study and ongoing trenching is $100,000. We believe our current cash balance of $1,292, plus loans from Mr. Bravo will be sufficient to fund completion of Phase One. Mr. Bravo has provided us with a written agreement to loan the company sufficient funds to continue the company's business plan Phase One exploration costs, offering costs, filing fees, and correspondence with our shareholders in an amount of up to $6,000 per month for the next twelve months.

PHASE TWO

If economically viable minerals are discovered in Phase One, we intend to initiate Phase Two of our plan during the second quarter of 2012. Initial costs for our Phase Two plan are as follows; mechanical trenching $12,500 per month for four months for a total cost of $50,000, drilling costs of $12,500 per month for a total cost of $50,000, fuel costs of $2,500 totaling $10,000, waste removal costs of $1,000 per month totaling $4,000, labor costs of $5,000 per month for four months totaling $20,000, and a onetime cost of $25,000 for mining permits. We have not yet applied for mining permits. We intend to apply for mining permits upon discovery of economically viable minerals. The estimated time to complete the application process and obtain permits for mining is thirty days. Total cost for Phase Two of our program is $159,000. We will require additional funding in order to proceed with the excavation of any minerals and any subsequent recommended work on the claim. As of this date we have not identified a source for this additional funding. We do not expect weather conditions to substantially impact our plan of operation due to the moderate climate and favorable weather conditions of Baja California, Mexico. Phase Two of our exploration is contingent upon the discovery of sufficient mineralization to continue. If we are not successful in the discovery of minerals our operations will cease and investors will likely lose their money.

We have received a going concern opinion on our financial statements that raises substantial doubt as to our ability to continue as a going concern. As described in Note 3 of our accompanying financial statements, our losses to date and our lack of any guaranteed sources of future capital create substantial doubt as to our ability to continue as a going concern. If our business plan does not work, we could remain as a start-up company with limited material operations, revenues, or profits.

ITEM 3. PROPERTIES.

Placer Del Mar's principal executive office address is 302 Washington Street #351, San Diego, CA 92103. The principal executive office and facilities are provided by the officer & director of the corporation. The office is used by him for other business interests and is estimated to be sufficient for our business needs for the foreseeable future. The company paid Mr. Bravo $500 per month for management fees and the use of his office facilities through December 2006.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information on the ownership of Placer Del Mar's voting securities by officers, directors and major shareholders as well as those who own beneficially more than five percent of Placer Del Mar's common stock as of the date of June 30, 2010:

Title Of        Name &                       Amount &              Percent
 Class         Address                   Nature of owner            Owned
 -----         -------                   ---------------            -----

Common        Humberto Bravo               1,100,000 (a)              64%
              302 Washington St. #351
              San Diego, CA 92103

              Mario Laguna                         0                   0%
              302 Washington St. #351
              San Diego, CA  92103

              Total Shares Owned by        1,100,000                  64%
              Officers & Directors
              As a Group

----------
(a) Mr. Bravo received 1,000,000 shares of the company's common stock on May 20, 2005 for $10,000 or .01 per share. Mr. Bravo received 100,000 shares of the company's common stock on May 22, 2006 in exchange for the filing of a mineral claim on the company's behalf, the shares were valued at $0.10 or $10,000.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The directors and officer of Placer Del Mar, whose one year term will expire 05/15/11, or at such a time as successor(s) shall be elected and qualified are as follows:

                                                  Date First
Name & Address              Age     Position       Elected      Term Expires
--------------              ---     --------       -------      ------------

Humberto Bravo              63      President,     05/15/05       05/15/11
302 Washington St. #351             Secretary,
San Diego, CA 92103                 Director

Mario Laguna                58      Director       06/01/10       05/15/11
302 Washington St. #351
San Diego, CA  92103

The foregoing persons are promoters of Placer Del Mar, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Mr. Bravo currently devotes approximately 20 to 25 hours per week to manage the business affairs of our company. Mr. Bravo currently has no other significant responsibilities with other companies. Mr. Bravo does not have any technical credentials related to mineral exploration; however, Mr. Bravo is an educated professional business manager. Mr. Laguna currently devotes a minimal amount of time to company business. Once revenues have been generated or as deemed necessary by the board of directors, Mr. Bravo intends to devote full time services to the company.

No executive officer or director of the corporation has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending. No executive officer or director of the corporation is the subject of any pending legal proceedings.

HUMBERTO BRAVO

WORK HISTORY

1998 - Current - Retired

BOMUCA, INC.

Administrative Manager - Tijuana, Baja California, Mexico.
1993-1998
Bomuca, Inc. is developer and manufacturer of health and beauty products.

*    Director of operations.
*    Management of sales staff.
*    Management of import/export of natural products.
*    Created and implemented marketing campaigns.
*    Created advertising and promotional campaigns.

EDUCATION

University of Mexico, Unam, Mexico 1961-1963
Business Major

MARIO LAGUNA

WORK HISTORY

2006 - Current - Retired

1991-2006 - Geologist of Exploration

Labroanado para Minera Cuicuilco S.A., Guadalajara, Jalisco, Mexico

Designed and managed all geological field programs and procedures necessary to conduct field geological and geophysical studies, coring, surface sampling, and preliminary field analytical assays for the company's mining clients. Managed ten geologists and staffing for all geological field support teams.

EDUCATION

1964-1967      Heriberto Aja - Secondary Schooling
1967-1968      Tecnico Jalisco - Geological Preparatory Studies
1968-1972      University of Sonora - Geology Degree

ITEM 6. EXECUTIVE COMPENSATION.

Placer Del Mar's current sole executive officer receives no salary; however, he was paid other compensation as described below. The current Board of Directors is comprised of Mr. Bravo and Mr. Laguna.

                           SUMMARY COMPENSATION TABLE

                                                                                 Change in
                                                                                  Pension
                                                                                 Value and
                                                                   Non-Equity   Nonqualified
                                                                   Incentive     Deferred       All
 Name and                                                            Plan         Compen-      Other
 Principal                                   Stock       Option     Compen-       sation       Compen-
 Position       Year   Salary     Bonus      Awards      Awards     sation       Earnings      sation     Totals
------------    ----   ------     -----      ------      ------     ------       --------      ------     ------
H. Bravo,       2010       0         0           0          0          0             0            0          0
President,      2009       0         0           0          0          0             0            0          0
CEO, CFO and    2008       0         0           0          0          0             0            0          0
Director        2007       0         0           0          0          0             0            0          0
                2006       0         0           0          0          0             0       $3,200     $3,200
                2005       0         0           0          0          0             0       $1,500     $1,500
M. Laguna,      2010       0         0           0          0          0             0            0          0
Director


----------
* All Other Compensation consists of the following: In the past (until January 2007) we paid Mr. Bravo $500 per month for management fees and the use of his office space.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

                                      Option Awards                                           Stock Awards
          ----------------------------------------------------------------   ---------------------------------------------
                                                                                                                  Equity
                                                                                                                 Incentive
                                                                                                     Equity        Plan
                                                                                                    Incentive     Awards:
                                                                                                      Plan       Market or
                                                                                                     Awards:      Payout
                                          Equity                                                    Number of    Value of
                                         Incentive                           Number                 Unearned     Unearned
                                        Plan Awards;                           of        Market      Shares,      Shares,
           Number of      Number of      Number of                           Shares     Value of    Units or     Units or
          Securities     Securities     Securities                          or Units   Shares or     Other         Other
          Underlying     Underlying     Underlying                          of Stock    Units of     Rights       Rights
          Unexercised    Unexercised    Unexercised   Option      Option      That     Stock That     That         That
          Options (#)    Options (#)     Unearned     Exercise  Expiration  Have Not    Have Not    Have Not     Have Not
Name      Exercisable   Unexercisable   Options (#)    Price       Date     Vested(#)    Vested      Vested       Vested
----      -----------   -------------   -----------    -----       ----     ---------    ------      ------       ------
H. Bravo        0              0              0           0           0          0           0           0            0

M. Laguna       0              0              0           0           0          0           0           0            0


                              DIRECTOR COMPENSATION

                                                                     Change in
                                                                      Pension
                                                                     Value and
                   Fees                            Non-Equity       Nonqualified
                  Earned                            Incentive        Deferred
                 Paid in      Stock     Option        Plan         Compensation     All Other
    Name           Cash      Awards     Awards     Compensation      Earnings      Compensation     Total
    ----           ----      ------     ------     ------------      --------      ------------     -----
H. Bravo           0         0           0            0                0               0            0

M. Laguna          0         0           0            0                0               0            0


There are no current employment agreements between the company and its executive officer. The officer currently devotes 20 to 25 hours a month to manage the affairs of the company. The principal officer has agreed to work with no regular salary until such time as the company receives sufficient revenues necessary to provide an initial salary to our current officer. At this time, management cannot accurately estimate when sufficient revenues will occur to implement this compensation.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of Placer Del Mar in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the company or any of its subsidiaries, if any.

Mr. Bravo, one of the company's directors, is also the sole executive officer, and all director compensation is fully reflected in our Total Summary Compensation Table as presented in this filing.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR
        INDEPENDENCE.

The principal executive office facilities are provided by Mr. Bravo, the officer of the corporation. Until January 2007 we paid Mr. Bravo $500 per month for management fees and the use of his office facilities. Beginning in January 2007, per a written agreement, the director has deferred the payment of those fees.

Mr. Bravo purchased 1,000,000 shares of the company's common stock for $10,000 on May 20, 2005. The stock was valued at $0.01 per share.

Mr. Bravo received 100,000 shares of the company's common stock valued at $10,000 ($0.10 per share) on May 22, 2006 in exchange for filing a mineral claim on the company's behalf.

Mr. Bravo loaned the company a total of $2,300 for the year ended June 30, 2010 and will continue to loan the company funds on a month by month basis as needed. The total amount owed Mr. Bravo at June 30, 2010 is $59,300, the loan is unsecured and interest free with no specified terms of repayment.

Mr. Bravo, our sole officer and a director and Mr. Laguna, a director, are the only "promoters" of Placer Del Mar, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

CORPORATE GOVERNANCE

Neither Mr. Bravo nor Mr. Laguna is considered an independent director. We currently have no audit committee, audit committee charter or audit committee financial expert. We currently have no compensation committee or compensation committee charter.

Shareholders may send communications to the board of directors at the company address.

ITEM 8. LEGAL PROCEEDINGS.

Placer Del Mar is not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

On October 3, 2008 Placer Del Mar was quoted for trading on the OTC Electronic Bulletin Board under the symbol PDMT.

As of the date of this filing, there has been no public trading of our securities, and, therefore, no high and low bid pricing. As of the date of this filing, Placer Del Mar had 47 shareholders of record. We have paid no cash dividends and have no outstanding options. There are no outstanding options or warrants.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

On May 20, 2005, Mr. Bravo, the sole officer and a director of the company purchased 1,000,000 shares of common stock for $10,000 ($0.01 per share). Mr. Bravo received 100,000 shares of the company's common stock valued at $10,000 ($0.10 per share) on May 22, 2006 in exchange for filing a mineral claim on the company's behalf, for a total of 1,100,000 Rule 144 shares. The company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The company issued the shares to the officer and director, which does not constitute a public offering.

During May and June 2005, the company offered and sold 4,200 shares at $0.01 per share to 42 non-affiliated private investors. During June 2005, the company offered and sold 50,000 shares at $0.10 per share to 4 non-affiliated private investors. The company relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the company, including the business, management, offering details, risk factors, financial statements and use of funds. The investors were business acquaintances, family members, or friends of, or personally known to, our officer and director. It is the belief of management that each of the individuals who invested have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment and therefore did not need the protections offered by registering their shares under Securities and Exchange Act of 1933, as amended. Each investor completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

Under the Securities Act of 1933, all sales of issuers' securities or by a shareholder must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act. Rule 144 under the 1933 Act sets forth conditions which, if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and re-sales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Placer Del Mar's Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, $0.001 par value per share. There is no preferred stock authorized. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders, and do not have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of Placer Del Mar, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption with respect to such shares.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Placer Del Mar's By-Laws allow for the indemnification of the officers and directors in regard to their carrying out the duties of their offices. The board of directors will make determination regarding the indemnification of the director, officer or employee as is proper under the circumstances if he/she has met the applicable standard of conduct set forth in the Nevada General Corporation Law.

Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of any fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had a reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under sections 1 and 2, unless ordered by a court or advanced pursuant to section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     a.   By the stockholders;
     b. By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
     c. If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or
     d. If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate of articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     a. Does not include any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 or for the advancement of expenses made pursuant to section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
     b. Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
     c. The Articles of Incorporation provides that "the Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time."

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling Placer Del Mar, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

As a Smaller Reporting Company we are not required to provide the information required by this Item.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING CONTROL AND FINANCIAL DISCLOSURE.

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

The audited financial statements of Placer Del Mar for the years ended June 30, 2010 and 2009, and related notes which are included in this offering have been examined by Chang G. Park, CPA, Ph.D., and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.

                                    EXHIBITS
                                    --------

Exhibit 3.1              Articles of Incorporation
Exhibit 3.2              Bylaws
Exhibit 4                Speciman Stock Certificate
Exhibit 10.1             Mineral Rights Option Agreement (superseded)
Exhibit 10.2             Mining Rights Revenue Share Agreement
Exhibit 10.3             Comfort Letter
Exhibit 10.4             Loan Agreement
Exhibit 23               Consent of independent auditor

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Placer Del Mar, Ltd., Registrant


/s/ Humberto Bravo                                            September 14, 2010
------------------------------------------------              ------------------
Humberto Bravo, President & Director                                 Date
(Principal Executive Officer, Principal
Financial Officer, Principal Accounting Officer)


/s/ Mario Laguna                                              September 14, 2010
------------------------------------------------              ------------------
Humberto Bravo, Director                                             Date

                           CHANG G. PARK, CPA, PH. D.
        * 2667 CAMINO DEL RIO S. SUITE B * SAN DIEGO * CALIFORNIA 92108 *
                 * TELEPHONE (858)722-5953 * FAX (858) 761-0341
                         * E-MAIL CHANGGPARK@GMAIL.COM *
--------------------------------------------------------------------------------

September 14, 2010

TO WHOM IT MAY CONCERN:

We consent to the incorporation by reference in the registration statements on Form 10 of Placer Del Mar Ltd. of our report dated on September 14, 2010, with respect to the audited financial statements of Placer Del Mar Ltd., included in Form 10 for the years ended June 30, 2010 and 2009.

Very truly yours,


/s/ Chang G. Park
-------------------------------
Chang G. Park, CPA

        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board

                               PLACER DEL MAR, LTD
                         (An Exploration Stage Company)
                                 Balance Sheets
                             (Stated in US Dollars)
--------------------------------------------------------------------------------

                                                                     As of              As of
                                                                    June 30,           June 30,
                                                                      2010               2009
                                                                   ---------           ---------
                                     ASSETS

CURRENT ASSETS
  Cash                                                             $   1,292           $      38
                                                                   ---------           ---------
TOTAL CURRENT ASSETS                                                   1,292                  38
                                                                   ---------           ---------

      TOTAL ASSETS                                                 $   1,292           $      38
                                                                   =========           =========

                       LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                 $   9,600           $      --
  Loan from shareholder                                               59,300              57,000
                                                                   ---------           ---------

TOTAL CURRENT LIABILITIES                                             68,900              57,000
                                                                   ---------           ---------
      TOTAL LIABILITIES                                               68,900              57,000
                                                                   ---------           ---------
STOCKHOLDERS' EQUITY
  Common stock, ($0.001 par value, 50,000,000 shares
   authorized; 1,720,000 shares issued and outstanding
   as of June 30, 2010 and June 30, 2009                               1,720               1,720
  Additional paid-in capital                                          42,480              42,480
  Deficit accumulated during exploration stage                      (111,808)           (101,162)
                                                                   ---------           ---------
TOTAL STOCKHOLDERS' EQUITY                                           (67,608)            (56,962)
                                                                   ---------           ---------

      TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                     $   1,292           $      38
                                                                   =========           =========


                        See Notes to Financial Statements

                               PLACER DEL MAR, LTD
                         (An Exploration Stage Company)
                            Statements of Operations
                             (Stated in US Dollars)
--------------------------------------------------------------------------------

                                                                                        May 13, 2005
                                                                                        (Inception)
                                                   Year Ended         Year Ended          Through
                                                    June 30,           June 30,           June 30,
                                                      2010               2009               2010
                                                   ----------         ----------         ----------
REVENUES
  Revenues                                         $       --         $       --         $       --
                                                   ----------         ----------         ----------
TOTAL REVENUES                                             --                 --

OPERATING COSTS
  Administrative expenses                              10,646             24,649            111,808
                                                   ----------         ----------         ----------
TOTAL OPERATING COSTS                                 (10,646)           (24,649)          (111,808)
                                                   ----------         ----------         ----------

NET INCOME (LOSS)                                  $  (10,646)        $  (24,649)        $ (111,808)
                                                   ==========         ==========         ==========

BASIC AND DILUTED EARNINGS PER SHARE               $    (0.01)        $    (0.01)
                                                   ==========         ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                          1,720,000          1,720,000
                                                   ==========         ==========


                        See Notes to Financial Statements

                               PLACER DEL MAR, LTD
                         (An Exploration Stage Company)
                  Statements of Changes in Stockholders' Equity
               From May 13, 2005 (Inception) through June 30, 2010
                             (Stated in US Dollars)
--------------------------------------------------------------------------------

                                                                                              Deficit
                                                                                            Accumulated
                                                               Common         Additional      During
                                                Common          Stock          Paid-in      Exploration
                                                Stock           Amount         Capital         Stage            Total
                                                -----           ------         -------         -----            -----
BALANCE, MAY 13, 2005                                 --      $       --      $       --     $       --      $       --

Stock issued for cash on May 20, 2005
 @ $0.01 per share                             1,000,000           1,000           9,000                         10,000

Stock issued for cash on June 14, 2005
 @ $0.01 per share                               420,000             420           3,780                          4,200

Stock issued for cash on June 30, 2005
 @ $0.10 per share                               200,000             200          19,800                         20,000

Net loss,  June 30, 2005                                                                         (3,500)         (3,500)
                                              ----------      ----------      ----------     ----------      ----------
BALANCE, JUNE 30, 2005                         1,620,000           1,620          32,580         (3,500)         30,700
                                              ----------      ----------      ----------     ----------      ----------
Stock issued for services on May 22, 2006
 @ $0.10 per share                               100,000             100           9,900                         10,000

Net loss,  June 30, 2006                                                                        (25,885)        (25,885)
                                              ----------      ----------      ----------     ----------      ----------
BALANCE, JUNE 30, 2006                         1,720,000           1,720          42,480        (29,385)         14,815
                                              ----------      ----------      ----------     ----------      ----------

Net loss,  June 30, 2007                                                                        (29,105)        (29,105)
                                              ----------      ----------      ----------     ----------      ----------
BALANCE, JUNE 30, 2007                         1,720,000           1,720          42,480        (58,490)        (14,290)
                                              ----------      ----------      ----------     ----------      ----------

Net Loss June 30, 2008                                                                          (18,023)        (18,023)
                                              ----------      ----------      ----------     ----------      ----------
BALANCE, JUNE 30, 2008                         1,720,000           1,720          42,480        (76,513)        (32,313)
                                              ----------      ----------      ----------     ----------      ----------

Net Loss June 30, 2009                                                                          (24,649)        (24,649)
                                              ----------      ----------      ----------     ----------      ----------
BALANCE JUNE 30, 2009                          1,720,000           1,720          42,480       (101,162)        (56,962)
                                              ----------      ----------      ----------     ----------      ----------

Net Loss June 30, 2010                                                                          (10,646)        (10,646)
                                              ----------      ----------      ----------     ----------      ----------

BALANCE JUNE 30, 2010                          1,720,000      $    1,720      $   42,480     $ (111,808)     $  (67,608)
                                              ==========      ==========      ==========     ==========      ==========


                        See Notes to Financial Statements

                               PLACER DEL MAR, LTD
                         (An Exploration Stage Company)
                             Statements of Cash Flow
                             (Stated in US Dollars)
--------------------------------------------------------------------------------

                                                                                                        May 13, 2005
                                                                                                         Inception
                                                                     Year Ended        Year Ended         Through
                                                                      June 30,          June 30,          June 30,
                                                                        2010              2009              2010
                                                                     ----------        ----------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                  $  (10,646)       $  (24,649)       $ (111,808)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
     Stock issued for services
  Changes in operating assets and liabilities:
     Accounts payable and accrued expenses                                9,600                --             9,600
                                                                     ----------        ----------        ----------
           NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           (1,046)          (24,649)        (102,208)

CASH FLOWS FROM INVESTING ACTIVITIES

           NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES               --                --

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from loan from shareholder                                     2,300            20,000            59,300
  Issuance of common stock                                                   --                --             1,720
  Additional paid-in capital                                                 --                --            42,480
                                                                     ----------        ----------        ----------
           NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES            2,300            20,000           103,500
                                                                     ----------        ----------        ----------

NET INCREASE (DECREASE) IN CASH                                           1,254            (4,649)            1,292

CASH AT BEGINNING OF PERIOD                                                  38             4,687                --
                                                                     ----------        ----------        ----------

CASH AT END OF PERIOD                                                $    1,292        $       38        $    1,292
                                                                     ==========        ==========        ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during year for:
  Interest                                                           $       --        $       --        $       --
                                                                     ==========        ==========        ==========

  Income Taxes                                                       $       --        $       --        $       --
                                                                     ==========        ==========        ==========


                       See Notes to Financial Statements

                              PLACER DEL MAR, LTD.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                                  June 30, 2010
                            (Stated in U.S. Dollars)


NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Placer Del Mar, Ltd. (the "Company") was incorporated in the State of Nevada on May 13, 2005, and its year-end is June 30. The Company is "An Exploration Stage Company" as defined by Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 918, DEVELOPMENT STAGE ENTITIES. The Company has obtained a mineral rights option agreement and intends to explore the property further to determine if valuable minerals exist within the rights claim.

The Company is in the planning and implementation stage of its business plan. The Company is engaged in the exploration of mineral properties with a view to exploit any mineral deposits they discover that demonstrate economic feasibility. Exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The Company's financial statements are prepared using the accrual method of accounting.

BASIC EARNINGS (LOSS) PER SHARE

The Company computes net income (loss) per share in accordance with ASC 260, EARNINGS PER SHARE. ASC 260 specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. The Company has adopted the provisions of ASC 260 effective May 13, 2005 (inception).

Basic net earnings (loss) per share amounts are computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share are the same as basic earnings (loss) per share due to the lack of dilutive items in the Company.

CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

MINERAL PROPERTY COSTS

The Company has been in the exploration stage since its formation on May 13, 2005 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are charged to operations as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

                              PLACER DEL MAR, LTD.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                                  June 30, 2010
                            (Stated in U.S. Dollars)


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In accordance with FASB 16 all adjustments are normal and recurring.

INCOME TAXES

INCOME taxes are provided in accordance with ASC 740, INCOME TAXES. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2010, the FASB issued Accounting Standards Update ("ASU") No. 2010-11, which is included in the Codification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption. This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

In February 2010, the FASB issued ASU No. 2010-09, which is included in the Codification under ASC 855, SUBSEQUENT EVENTS ("ASC 855"). This update removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated and became effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

In January 2010, the FASB issued ASU No. 2010-06, which is included in the Codification under ASC 820, FAIR VALUE MEASUREMENTS AND DISCLOSURES ("ASC 820"). This update requires the disclosure of transfers between the observable input categories and activity in the unobservable input category for fair value measurements. The guidance also requires disclosures about the inputs and valuation techniques used to measure fair value and became effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

                              PLACER DEL MAR, LTD.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                                  June 30, 2010
                            (Stated in U.S. Dollars)


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FASB Accounting Standards Codification -- Effective for interim and annual periods ending after September 15, 2009, the FASB has defined a new hierarchy for U.S. GAAP and established the FASB Accounting Standards Codification (ASC) as the sole source for authoritative guidance to be applied by nongovernmental entities. The adoption of the ASC changes the manner in which U.S. GAAP guidance is referenced, but it does not have any impact on our financial position or results of operations

In August 2009, the FASB issued ASU No. 2009-05, "Measuring Liabilities at Fair Value," or ASU 2009-05, which amends ASC 820 to provide clarification of a circumstances in which a quoted price in an active market for an identical liability is not available. A reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses
a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities (or similar liabilities when traded as assets) and/or 2) a valuation technique that is consistent with the principles of ASC 820. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. The adoption of this ASU did not have an impact on the Company's consolidated financial statements.

In May 2009, the FASB issued ASC No. 855 "Subsequent Events". ASC No. 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC No. 855 sets forth (1) The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) The disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC No. 855 was effective for interim or annual financial periods ending after June 15, 2009. The Company has evaluated subsequent events through December 21, 2009 which represents the date on which the interim financial statements were issued.

In April 2009, the FASB issued additional disclosure requirements related to fair values, which are included in ASC 820, "Interim Disclosures about Fair Value of Financial Instruments." The provisions require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in the annual financial statements. The required disclosures were effective for interim reporting periods ending after June 15, 2009. The adoption of the provision did not have a material impact on the Company's statements of financial position, results of operations and cash flows.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

                              PLACER DEL MAR, LTD.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                                  June 30, 2010
                            (Stated in U.S. Dollars)


NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated a net loss of $111,808 during the period from May 13, 2005 (inception) to June 30, 2010. This condition raises substantial doubt about the Company's ability to continue as a going concern.

Management plans to raise additional funds through debt or equity offerings. Management has yet to decide what type of offering the Company will use or how much capital the Company will attempt to raise. There is no guarantee that the Company will be able to raise any capital through any type of offerings.

NOTE 4. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common.

NOTE 5. RELATED PARTY TRANSACTION

The Company neither owns nor leases any real or personal property. The company has obtained a mineral rights option agreement. The officer/director of the Company is retired. It is possible he could become involved in other business activities as they become available. This could create a conflict between the Company and his other business interests. The Company has not formulated a policy for the resolution of such a conflict should one arise.

Loan from shareholder represents a loan from a related party. As of June 30, 2010 the loan balance is $59,300 ($57,000 as of June 30, 2009). Currently there are no repayment terms nor is there interest being charged.

NOTE 6. INCOME TAXES

                                                As of             As of
                                               June 30,          June 30,
                                                 2010              2009
                                               --------          --------
Deferred tax assets:
  Net operating tax carryforward               $111,808          $101,162
  Tax rate                                           34%               34%
                                               --------          --------
  Gross deferred tax assets                      38,015            34,395
  Valuation allowance                           (38,015)          (34,395)
                                               --------          --------

  Net deferred tax assets                      $      0          $      0
                                               ========          ========

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

                              PLACER DEL MAR, LTD.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                                  June 30, 2010
                            (Stated in U.S. Dollars)


NOTE 7. NET OPERATING LOSSES

As of June 30, 2010, the Company has a net operating loss carryforward of $111,808 ($101,162 as of June 30, 2009). Net operating loss carryforward expires twenty years from the date the loss was incurred.

NOTE 8. MINERAL PROPERTY

Pursuant to a mineral property option agreement dated June 3, 2005, the Company was granted an option to acquire the sole and exclusive right, privilege and option to explore the claim together with the sole and exclusive right, privilege and option to purchase the mineral rights under certain terms and conditions.

A)   CASH PAYMENTS

Cash payment of $2,000 upon execution of the agreement.

B)   PROPERTY PAYMENTS AND ASSESSMENT WORK

Pay, or cause to paid, to grantor, or on grantor's behalf as the Company may determine, all property payments and assessment work required to keep the Concessions and this Option in good standing during the term of this agreement.

NOTE 9. STOCK TRANSACTIONS

On May 20, 2005 the Company issued 1,000,000 shares of common stock for cash at $0.01 per share.

On June 14, 2005 the Company issued 420,000 shares of common stock for cash at $0.01 per share

On June 30, 2005 the Company issued 200,000 shares of common stock for cash at $0.10 per share.

On May 22, 2006 the Company issued 100,000 shares of common stock for services at $0.10 per share.

As of June 30, 2010 the Company had 1,720,000 shares of common stock issued and outstanding.

NOTE 10. STOCKHOLDERS' EQUITY

The stockholders' equity section of the Company contains the following classes of capital stock as of June 30, 2010:

     * Common stock, $ 0.001 par value: 50,000,000 shares authorized; 1,720,000 shares issued and outstanding.

                              PLACER DEL MAR, LTD.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                                  June 30, 2010
                            (Stated in U.S. Dollars)


NOTE 11. SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after June 30, 2010 up through date the Company issued these financial statements. During this period, the Company did not have any material recognizable subsequent events.